EXHIBIT 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION PRICES $150 MILLION PRIVATE PLACEMENT OF

2.50% CONVERTIBLE SUBORDINATED NOTES DUE 2012

IRVINE, CA, February 2, 2007 — Newport Corporation (Nasdaq: NEWP) today announced the pricing of its offering of $150 million aggregate principal amount of 2.50% Convertible Subordinated Notes due 2012 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the notes is expected to close on February 7, 2007, subject to satisfaction of customary closing conditions. Newport also granted the initial purchaser of the notes a 30-day option to purchase up to an additional $25 million aggregate principal amount of notes, solely to cover over-allotments.

The notes will pay interest semiannually at a rate of 2.50% per year and will be subordinated to all present and future senior indebtedness of the Company. The notes will be convertible, subject to certain conditions. Upon conversion of a note a holder will receive cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value, at the Company’s option, in the form of cash, shares of Company common stock or a combination of cash and common stock. The initial conversion rate is 41.5861 shares of common stock per $1,000 principal amount of the notes (which is equivalent to an initial conversion price of approximately $24.05 per share), subject to adjustment upon the occurrence of certain events. This represents a conversion premium of approximately 27.5% relative to the last quoted sale price of the Company’s common stock on the Nasdaq Global Market on February 1, 2007.

As previously announced, Newport intends to use $48.2 million of the net proceeds from the offering to prepay all indebtedness owed to Thermo Fisher Scientific, Inc. and approximately $40 million of such net proceeds to purchase 2,120,000 shares of its outstanding common stock at $18.86 per share concurrent with the closing of this offering. Newport intends to use the remaining proceeds of this offering for working capital and other general corporate purposes, including potential acquisitions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

SAFE HARBOR STATEMENT

The statements in this press release regarding the expected closing of the private placement and the use of proceeds are forward-looking statements that involve risks and uncertainties including, but not limited to, market conditions. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in such forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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